Exhibit 10.2

EXECUTION VERSION

SPONSOR VOTING AND SUPPORT AGREEMENT

This SPONSOR VOTING AND Support Agreement (this “Agreement”) is made as of December 22, 2023, by and among (i) Twelve Seas Investment Company II, a Delaware corporation (together with its successors, the “Purchaser”), (ii) CL Newco Inc., a Delaware corporation (the “Company”), and (iii) Twelve Seas Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). Any capitalized term used but not defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, the Sponsor owns 8,625,000 shares (the “Founder Shares”) of Purchaser Class A Common Stock and 220,000 Purchaser Private Warrants;

WHEREAS, in connection with the Purchaser’s initial public offering, the Purchaser, the Sponsor and certain other parties thereto entered into a letter agreement, dated as of February 25, 2021 (the “Insider Letter”), pursuant to which the Sponsor and certain other parties thereto agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the securities of the Purchaser owned by them;

WHEREAS, on the date hereof, the Purchaser, the Company, Crystal Lagoons U.S. Corp., a Delaware corporation (together with its successors, “Original Crystal Lagoons”), Twelve Seas II Merger Sub 1 Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub 1”), Twelve Seas II Merger Sub 2 LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), have entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub 1 shall merge with and into the Company, with the separate corporate existence of Merger Sub 1 ceasing and the Company continuing as the surviving corporation and a wholly owned subsidiary of the Purchaser (the “First Merger”) and (ii) immediately following the effectiveness of the First Merger, the Company, as the surviving corporation of the First Merger, shall merge with and into Merger Sub 2, with the separate corporate existence of the Company ceasing and Merger Sub 2 continuing as the surviving limited liability company and wholly owned subsidiary of the Purchaser (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, Redemptions conducted by the Purchaser prior to the Closing may be subject to Excise Tax(es) and the Purchaser, the Company and the Sponsor desire to enter into this Agreement in order to make certain arrangements with respect to any liability incurred by such Excise Tax; and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, and the expenses and efforts to be undertaken by the Purchaser and the Company to consummate the Mergers, the Purchaser, the Company and the Sponsor desire to enter into this Agreement in order for the Sponsor to provide certain assurances to the Company regarding the manner in which the Sponsor is bound hereunder to vote the Founder Shares and any other shares of Purchaser Class A Common Stock which the Sponsor beneficially owns, acquires, holds or otherwise has voting power following the date hereof (such shares being collectively referred to herein as the “Subject Shares”) during the period from and including the date hereof to and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Merger Agreement, the Ancillary Documents and the Transactions, including, without limitation, the Mergers.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Covenant to Vote in Favor of the Transactions. The Sponsor agrees, with respect to all of its Subject Shares during the Voting Period:

(a) at the Purchaser Special Meeting, or any other meeting of the stockholders of the Purchaser, the Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy) its Subject Shares (i) in favor of, and adopt, the Merger Agreement and the Ancillary Documents and the Transactions, including, without limitation, the Mergers, (ii) in favor of the other Purchaser Stockholder Approval Matters set forth in the Merger Agreement, and (iii) in opposition to: (A) any Acquisition Proposal relating to an Alternative Transaction with respect to the Purchaser and any and all other proposals (x) for a Business Combination involving the Purchaser or any of its Controlled Affiliates with other Person(s), (y) that could reasonably be expected to in any material respect delay or impair the ability of the Purchaser to consummate the Merger Agreement, the Mergers or any of the other Transactions, or (z) which are in competition with or materially inconsistent with the Merger Agreement or the Ancillary Documents or (B) any action or proposal involving the Purchaser or the Sponsor that is intended, or would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Merger Agreement not being fulfilled;

(b) to execute and deliver all related documentation and take such other action in support of the Merger Agreement, the Ancillary Documents, the Mergers and any of the other Transactions, as shall reasonably be requested by the Company or the Purchaser in order to carry out the terms and provision of this Section 1, including, without limitation, the execution and delivery of any applicable Ancillary Documents, customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents;

(c) except for transfers expressly permitted by, and effected in accordance with, Section 9(b), not to deposit, and to cause its Affiliates not to deposit any Subject Shares in a voting trust or subject any Subject Shares to any arrangement or agreement with respect to the voting of such Subject Shares, unless specifically requested to do so by the Company and the Purchaser in connection with the Merger Agreement, the Ancillary Documents or any of the Transactions;

(d) except as contemplated by the Merger Agreement or the Ancillary Documents, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote (other than a proxy granted to a representative of Sponsor to attend the vote of a meeting which is voted in accordance with this Agreement); and

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Mergers, the Merger Agreement or the Ancillary Documents, including pursuant to the DGCL.

2. Forfeiture. At the Closing, Sponsor shall forfeit and surrender, and Purchaser shall cause to be cancelled, for no consideration 6,625,000 Founder Shares that are currently held by Sponsor, and Sponsor and Purchaser shall take any other action reasonably requested by the Company to evidence such forfeiture, surrender and cancellation. This Section 2 shall be void and of no force and effect if the Merger Agreement shall be terminated or the Closing shall not occur for any reason.

3. Purchaser Transaction Expense Cap Excess. If, immediately prior to or at the Closing, there is a Purchaser Transaction Expense Cap Excess, Sponsor shall, at its election, on the Closing Date, (a) pay to Purchaser an amount in cash equal to the Purchaser Transaction Expense Cap Excess, (b) irrevocably forfeit and surrender to Purchaser for no consideration a number of Founder Shares equal to (i) the amount of the Purchaser Transaction Expense Cap Excess divided by (ii) $10.00, or (c) utilize a combination of the foregoing clauses (a) and (b). Notwithstanding the foregoing, the maximum amount of Founder Shares that may be forfeited by Sponsor for purposes of this Section 3 shall be 150,000 Founder Shares, and any remaining Purchaser Transaction Expense Cap Excess (following the forfeiture and surrender by Sponsor of such 150,000 Founder Shares) shall be paid to Purchaser in cash by Sponsor. Sponsor shall take any other action reasonably requested by the Company to evidence the forfeiture and surrender of shares pursuant to this Section 3.

4. Excise Tax. Each of Sponsor and the Purchaser shall use its commercially reasonable efforts to reduce any liability resulting from any Excise Taxes incurred by it in connection with the Redemptions or the Transactions. Notwithstanding the foregoing, the Purchaser agrees to timely pay any and all such Excise Taxes, including any such Excise Taxes incurred by prior to or after the Closing. In connection with the payment by Purchaser of any such Excise Taxes, Sponsor agrees to transfer, directly or constructively (including pursuant to a forfeiture and reissuance), to or as reasonably determined by the Company, 500,000 Founder Shares.

5. No Redemption. The Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, the Sponsor shall not elect to cause or demand that the Purchaser to redeem any Subject Shares now or at any time legally or beneficially owned by the Sponsor, or submit, tender or surrender any of its Subject Shares for redemption.

6. Insider Letter. Each of Sponsor and the Purchaser shall comply with, and fully perform all of its obligations, covenants, and agreements set forth in the Insider Letter. Without the prior written consent of the Company, each of the Sponsor and the Purchaser hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Insider Letter, except as otherwise provided for under this Agreement, the Merger Agreement or any Ancillary Documents.

7. Working Capital Loans. As described in the IPO Prospectus, Sponsor may make working capital loans to the Purchaser, up to $1,500,000 of which shall be convertible, at the option of Sponsor, into Purchaser Units at a price of $10.00 per Purchaser Unit. Sponsor agrees that, at, and in connection with, the Closing, it shall convert any and all amounts outstanding under any working capital loans (not to exceed $1,500,000) into Purchaser Units.

8. Public Warrants.

(a) The Sponsor agrees that in the event that the Company commences a tender offer for the outstanding Purchaser Public Warrants (a “Warrant Reduction Transaction”), the Sponsor shall be responsible for 50% of (i) the cash or equity consideration paid in connection with such Warrant Reduction Transaction and (ii) any costs and fees directly related thereto, up to a maximum of $2,000,000 (the “Sponsor Warrant Reduction Costs”) and shall, in satisfaction of such obligation, transfer to Purchaser for cancellation a number of Founder Shares (not to exceed 200,000 Founder Shares) equal to (x) the amount of the Sponsor Warrant Reduction Costs divided by (y) $10.00 (such shares, the “Contributed Shares”).

(b) In the event that the Warrant Reduction Transaction results in a tender of outstanding Purchaser Public Warrants greater than 50% of the number of then outstanding Purchaser Public Warrants, the Sponsor shall be entitled to earn a number of newly issued shares of Purchaser Common Stock or New Purchaser Common Stock equal to 50% of the number of Contributed Shares that were canceled (such shares, the “Sponsor Earnout Shares”). The Sponsor Earnout Shares shall be deemed earned and shall be issued to the Sponsor at the same time and based on, and subject to, the same terms and conditions as the Earnout Shares Consideration are earned and issued to the Company Stockholders, as set forth in Section 1.14(a) of the Merger Agreement.

(c) Notwithstanding the foregoing (and regardless of the number, if any, of Purchaser Public Warrants tendered in connection with a Warrant Reduction Transaction), the resulting dilution of the Company Stockholders, if any, caused by the exercise of any Purchaser Public Warrants as of and following the date hereof shall be borne by the Sponsor and the Company Stockholders in such proportion as to cause the Sponsor to bear 50% more of the economic impact of the dilution than borne by the Company Stockholders in the aggregate, and the Sponsor shall transfer sufficient Founder Shares (with each share valued at $10.00) to the Company Stockholders, directly or constructively (including pursuant to a forfeiture and reissuance), to or as reasonably determined by the Company Stockholders, to achieve such proportion; provided that in no event shall the number of Founder Shares that the Sponsor is required to transfer pursuant to this Section 8(c) exceed 500,000 Founder Shares. For the purposes of this Section 8(c), dilution shall be determined at the time the Purchaser Public Warrants are exercised and shall be calculated using the treasury stock method.

(d) Sponsor agrees that, except as otherwise provided in this Agreement, it shall not acquire and/or purchase any Purchaser Public Warrants or Purchaser Public Units as of and following the date hereof.

9. Other Covenants.

(a) No Transfers. The Sponsor agrees that, during the Voting Period, the Sponsor shall not, and shall cause its Affiliates not to, other than pursuant to this Agreement, the Merger Agreement or the Transactions or without the Purchaser’s and the Company’s prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Securities (as defined below); (ii) grant any proxies or powers of attorney with respect to any or all of the Securities (other than a proxy granted to a representative of such Holder to attend and vote at a meeting which is voted in accordance with this Agreement); (iii) permit to exist any lien of any nature whatsoever (other than those imposed by the Merger Agreement, this Agreement, the other Ancillary Documents, applicable securities Laws or the Organizational Documents of the Purchaser, as in effect on the date hereof) with respect to any or all of the Securities; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting in any material respect the Sponsor’s ability to perform its obligations under this Agreement. Purchaser hereby agrees that it shall not permit any Transfer of the Securities in violation of this Agreement. The Sponsor agrees with, and covenants to, the Purchaser and the Company that the Sponsor shall not request that Purchaser register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Security during the Voting Period without the prior written consent of the Purchaser and the Company, and the Purchaser hereby agrees that it shall not effect any such Transfer.

(b) Permitted Transfers. Section 9(a) shall not prohibit a Transfer of Securities by the Sponsor (i) to any stockholder, member or partner of the Sponsor, (ii) to any Affiliate of the Sponsor, or (iii) to any person or entity if and to the extent required by any non-consensual Order, so long as, in the case of the foregoing clauses (i) or (ii), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement.

(c) Changes to Securities. In the event of a stock dividend or distribution, or any change in the shares of capital stock of Purchaser by reason of any stock dividend or distribution, stock split, recapitalization, combination, conversion, exchange of shares or the like, the term “Securities” shall be deemed to refer to and include the Securities as well as all such stock dividends and distributions and any securities into which or for which any or all of the Securities may be changed or exchanged or which are received in such transaction.

(d) Compliance with Merger Agreement. During the Voting Period, the Sponsor agrees not to take or agree or commit to take any action that would make any representation and warranty of the Sponsor contained in this Agreement inaccurate in any material respect. During the Voting Period, the Sponsor further agrees that it shall use its commercially reasonable efforts to cooperate with the Company to effect the Mergers and all other Transactions, the Merger Agreement, the Ancillary Documents and the provisions of this Agreement.

(e) Publicity. The Sponsor shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and the Purchaser. The Sponsor hereby authorizes the Company and the Purchaser to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing) as a result of the Transactions, the Sponsor’s identity and ownership of its Securities and the nature of the Sponsor’s commitments and agreements under this Agreement, the Merger Agreement and any of the Ancillary Documents.

10. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Purchaser and the Company as follows:

(a) Binding Agreement. The Sponsor is (i) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization, and (ii) has all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by the Sponsor has been duly authorized by all necessary corporate, limited liability or partnership action on the part of the Sponsor, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms (except as such enforcement may be limited by the Enforceability Exceptions). The Sponsor understands and acknowledges that the Purchaser and the Company are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Sponsor.

(b) Ownership of Securities. The Sponsor has beneficial ownership over all of the Founder Shares and Purchaser Private Warrants described in the recitals hereto (the “Securities”), is the lawful owner of such Securities, has the sole power to vote or cause to be voted such Securities, and has good and valid title to such Securities, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by the Merger Agreement, this Agreement, the other Ancillary Documents, applicable securities Laws or the Insider Letter. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Sponsor pursuant to arrangements made by the Sponsor. Except for the Founder Shares and Purchaser Private Warrants described in the recitals hereto, the Sponsor is not a beneficial owner or record holder of any: (i) equity securities of the Purchaser, (ii) securities of the Purchaser having the right to vote on any matters on which the holders of equity securities of the Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of the Purchaser, or (iii) options, warrants or other rights to acquire from the Purchaser any equity securities or securities convertible into or exchangeable for equity securities of the Purchaser.

(c) No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by the Sponsor, the performance of the Sponsor’s obligations hereunder or the consummation by the Sponsor of the transactions contemplated hereby. None of the execution and delivery of this Agreement by the Sponsor, the performance of the Sponsor’s obligations hereunder or the consummation by the Sponsor of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of the Sponsor, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which the Sponsor is a party or by which the Sponsor or any of the Securities or the Sponsor’s other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair the Sponsor’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. The Sponsor hereby covenants and agrees that the Sponsor (i) has not entered into, nor will the Sponsor enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Securities inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) has not granted, nor will the Sponsor grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to its Securities (other than a proxy granted to a representative of Sponsor to attend and vote at a meeting which is voted in accordance with this Agreement) and (iii) has not entered into any agreement or knowingly taken any action (nor will the Sponsor enter into any agreement or knowingly take any action) that would make any representation or warranty of the Sponsor contained herein untrue or incorrect in any material respect or have the effect of preventing the Sponsor from performing any of its material obligations under this Agreement.

11. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement (other than Section 4, Section 8 and Section 11) shall automatically terminate, and none of the Purchaser, the Company or the Sponsor shall have any rights or obligations hereunder, upon the earliest to occur of (i) the written consent of the Purchaser, the Company and the Sponsor, (ii) the Second Effective Time, and (iii) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of (i) this Section 11 shall survive the termination of this Agreement, (ii) Section 4 shall automatically terminate upon the earliest to occur of (x) the written consent of the Purchaser, the Company and the Sponsor, (y) the date of termination of the Merger Agreement in accordance with its terms and (z) the performance (in accordance with their terms) of the covenants and agreements set forth in Section 4, including the transfer by Sponsor of 500,000 Founder Shares and (iii) Section 8 shall automatically terminate upon the earliest to occur of (x) the written consent of the Purchaser, the Company and the Sponsor, (y) the date of termination of the Merger Agreement in accordance with its terms and (z) the performance (in accordance with their terms) of the covenants and agreements set forth in Section 8.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and all obligations of the Sponsor are personal to the Sponsor and may not be assigned, transferred or delegated by the Sponsor at any time without the prior written consent of the Purchaser and the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio; except in connection with a Transfer of any Securities in accordance with Section 9(b), the transferee to whom such Securities are transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement; provided that no such assignment shall relieve the assigning party of its obligations hereunder. Each of the Company and the Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of the Sponsor.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth or referred to in Section 11(g). Nothing in this Section 11(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the Company and the Purchaser at their respective addresses set forth in accordance with Section 9.2 (Notices) of the Merger Agreement and to the Sponsor at its address set forth under the Sponsor’s name on the signature page hereto, with a copy (which will not constitute notice) to, if not the party sending the notice, each of the Company and the Purchaser (and each of their copies for notices hereunder).

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser, the Company and the Sponsor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. The Sponsor acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Sponsor, money damages will be inadequate and the Company and the Purchaser will not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Sponsor in accordance with their specific terms or were otherwise breached. Accordingly, the Company and the Purchaser shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Sponsor and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Expenses. Subject to Section 3, each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(l) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Sponsor, the Company and the Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other stockholders of the Purchaser entering into voting agreements with the Company or the Purchaser. The Sponsor has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Securities.

(m) Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(n) Entire Agreement. This Agreement (together with the Merger Agreement and the Ancillary Documents to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or the Company or any of the obligations of the Sponsor under any other agreement between the Sponsor and the Purchaser or the Company or any certificate or instrument executed by the Sponsor in favor of the Purchaser or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or the Company or any of the obligations of the Sponsor under this Agreement.

(o) Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Sponsor Voting and Support Agreement as of the date first written above.

The Purchaser:

Twelve Seas Investment Company II

By:	/s/ Dimitri Elkin
Name:	Dimitri Elkin
Title:	Chief Executive Officer

The Company:

CL Newco Inc.

By:	/s/ Fernando Fischmann Torres
Name:	Fernando Fischmann Torres
Title:	President

The Sponsor:

Twelve Seas Sponsor II LLC

By:	/s/ Jonathan Morris
Name:	Jonathan Morris
Title:	Managing Member

Address for Notices:

c/o Twelve Seas Investment Company II
228 Park Avenue S., Suite 89898
New York, NY 10003-1502